[Logo] PolyOne
                                          N E W S       R E L E A S E


For Immediate Release


           POLYONE TO DIVEST INTEREST IN AUSTRALIAN VINYLS CORPORATION


CLEVELAND - January 11, 2002 - PolyOne Corporation (NYSE: POL), the world's largest polymer services company, today announced the divestiture of its polyvinyl chloride (PVC) resin and specialty products interest in its equity joint venture, Australian Vinyls Corporation (AVC). PolyOne has a 37.4 percent interest in AVC; the remaining portion is held by Orica Limited, which is also divesting its resin and specialty products interest.

Acquiring the businesses is a team led by Murray Winstanley, a former managing director of AVC. The operations being sold reported a loss in 2001. The transaction is expected to be completed on February 15, 2002. An impairment writedown of PolyOne's investment in AVC will be recognized in the fourth quarter of 2001.

 AVC announced today the closing of its Altona, Victoria, Australia, PVC resin plant, citing the facility's scale and age, which made it uncompetitive in the current market environment. In third-quarter 2001, PolyOne reported a pre-tax restructuring charge of $5.1 million that included the cost of closing the Altona plant and the writedown of associated assets. The plant is not part of the sale to the Winstanley group.

PolyOne (37.4 percent) and Orica (62.6 percent) will retain ownership of AVC's PVC compounding assets, which include three production facilities in Greater Melbourne, Victoria, Australia. This joint venture will operate as Welvic Australia Pty Ltd. Annual revenues for the compounding business are approximately $20 million.

ABOUT POLYONE
PolyOne Corporation, with annual revenues approaching $3 billion, is an international polymer services company with operations in thermoplastic compounds, specialty vinyl resins, specialty polymer formulations, engineered films, color and additive systems, elastomer compounding, and thermoplastic resin distribution. Headquartered in Cleveland, PolyOne has more than 8,000 employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America, South America, Europe, Asia and Australia. Information on the Company's products and services can be found at www.polyone.com.


PolyOne Investor & General Media Contact:   Dennis A. Cocco
                                            Chief Investor & Communications
                                            Officer
                                            216.589.4018
                                            dennis.cocco@polyone.com


PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This release contains statements concerning trends and other forward-looking information affecting or relating to PolyOne Corporation and its industries that are intended to qualify for the protections afforded "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements for a variety of factors including, but not limited to: (1) the risk that the former Geon and M.A. Hanna businesses will not be integrated successfully; (2) an inability to achieve or delays in achieving savings related to the consolidation and restructuring programs; (3) unanticipated delays in achieving or inability to achieve cost reduction and employee productivity goals; (4) costs related to the consolidation of Geon and M.A. Hanna; (5) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses, and other political, economic and regulatory risks; (6) unanticipated changes in world, regional or U.S. PVC or other plastics consumption growth rates affecting the Company's markets; (7) unanticipated changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the PVC, VCM, chlor-alkali or other industries in which the Company participates; (8) fluctuations in raw material prices and supply, and in particular fluctuations outside the normal range of industry cycles; (9) unanticipated production outages or material costs associated with scheduled or unscheduled maintenance programs; (10) unanticipated costs or difficulties and delays related to the operation of the joint venture entities; (11) lack of day-to-day operating control, including procurement of raw material feedstocks, of the OxyVinyls partnership; (12) lack of direct control over the reliability of DELIVERY and quality of the primary raw materials utilized in the Company's products; (13) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership.




                                      1